UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): May 26, 2010 (May 20, 2010)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

As previously disclosed, Cell Therapeutics, Inc. (the “Company”) entered into privately negotiated exchange agreements (as amended, the “Exchange Agreements”) with certain holders of some of the Company’s outstanding 4% Convertible Senior Subordinated Notes due 2010 (the “Notes”) on May 16, 2010. Pursuant to the terms of the Exchange Agreements, the Company may exchange up to approximately 60 million shares of its common stock, no par value, for approximately $30 million aggregate outstanding principal amount of Notes in one or a series of exchanges, which may be effected over several days. The term of the Exchange Agreements is ten days, subject to extension, unless earlier terminated by any party to the Exchange Agreements. The final number of shares of common stock and the final principal amount of Notes to be exchanged will be determined based on a number of factors, including, among others, the trading price and volume of the common stock during the term of the Exchange Agreements, the volume weighted average price of the common stock on the securities exchanges where the common stock is listed for trading and the setting of minimum share prices with respect to the maximum number of shares that may be exchanged on a particular trading day. The Company will pay accrued and unpaid interest to the applicable settlement date on the Notes in cash.

On May 20, 2010 and May 21, 2010, pursuant to one of the Exchange Agreements, the Company agreed to exchange an aggregate of 1,863,564 shares of its common stock for $779,000 aggregate outstanding principal amount of Notes, for an aggregate of 4,303,157 shares of common stock exchanged for $1,848,000 aggregate outstanding principal amount of Notes pursuant to such Exchange Agreement during the week ending May 21, 2010.

The shares of common stock issued under the Exchange Agreements are being issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder.

On May 23, 2010, the Company delivered a notice of termination of the Exchange Agreements to each of the holders party to the Exchange Agreements.

This Current Report on Form 8-K does not constitute an offer to exchange the Notes or other securities of the Company for shares of common stock or any other securities of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2010	CELL THERAPEUTICS, INC.

	By:	/S/ JAMES A. BIANCO, M.D.
	Name:	James A. Bianco, M.D.
	Title:	Chief Executive Officer